Exhibit (h)(12)
FORM OF
SHAREHOLDER SERVICING AGREEMENT
     This Shareholder Servicing Agreement (the “Agreement”) is made as of                      , 2007, by Cavanal Hill Funds, a Massachusetts business trust (the “Trust”) and        , a [jurisdiction/form of organization] (the “Service Provider”) (each a “Party,” and collectively, the “Parties”).
     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and currently offers for public sale shares (the “Shares”) in the separate series of the Trust (each, a “Fund”) listed on Schedule A annexed hereto, as may be amended from time to time;
     WHEREAS, the Service Provider performs certain recordkeeping, shareholder communication, and other services (the “Services”) for certain of its clients;
     WHEREAS, the Trust desires to engage Service Provider to provide the Services to its clients who maintain an interest in an omnibus account with the Fund registered in the Service Provider’s name (a “Client”), subject to the terms and conditions of this Agreement;
     NOW THEREFORE, in consideration of the mutual premises and promises hereinafter set forth, the Trust and the Service Provider agree as follows:
1. Services.
     (a) Service Provider agrees that it will establish with each Fund one or more omnibus accounts registered in the Service Provider’s name for the exclusive benefit of its Clients and will perform the following Services for those Clients: (i) establishing and maintaining accounts and records relating to shareholders; (ii) processing dividend and distribution payments from the Fund on behalf of shareholders; (iii) providing information periodically to shareholders showing their positions in Shares and integrating such statements with those of other transactions and balances in shareholders’ other accounts serviced by such financial institution; (iv) arranging for bank wires; (v) responding to shareholder inquiries relating to the services performed; (vi) responding to routine inquiries from shareholders concerning their investments; (vii) providing sub-accounting with respect to Shares beneficially owned by shareholders, or the information to the Fund necessary for sub-accounting; (viii) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders; (ix) assisting shareholders in changing dividend options, account designations and addresses; (x) providing shareholders with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (xi) providing such other similar services as a Fund or its shareholders may reasonably request to the extent the Service Provider is permitted to do so under applicable statutes, rules and regulations. The Services are not primarily intended to result in the distribution of Fund Shares.
     (b) Service Provider shall maintain all historical Client records consistent with the requirements of applicable laws, rules and regulations. Upon request of a Fund, Service Provider shall provide copies of each form of written communication regarding the Fund provided by the Service Provider to such Clients. Service Provider shall upon request make available to the applicable Fund such records or communications as may be necessary to determine the number of Clients in each omnibus account established by the Service Provider. The official records of transactions of the omnibus accounts established by the Service Provider and the number of Shares in such accounts shall be determined by the applicable Fund. Service Provider shall bear responsibility for any discrepancies between its omnibus accounts and the Client accounts and the maintenance of all records regarding the Clients, the Client’s transactions and the Client’s interest in the omnibus accounts.
2. Representations, Warranties and Covenants.
     (a) Service Provider represents, warrants and covenants that it has and will continue to maintain necessary facilities, equipment and personnel to perform its services hereunder and to comply with applicable laws, rules and regulations including the maintenance and preservation of all required records and registrations.

     (b) Each Party represents, warrants and covenants that (i) it has and will continue to maintain the requisite authority to enter into this Agreement and to perform its obligations hereunder and (ii) this Agreement constitutes the valid and legally binding obligation of such Party, enforceable against it in accordance with its terms and conditions.
     (c) Each Party represents, warrants and covenants that (i) it possesses all permits, licenses or related government authorities to enter into this Agreement and perform its obligations hereunder and (ii) neither its entry into this Agreement nor its performance of its obligations hereunder will violate any statute, regulation, rule, injunction, order, ruling or restriction of any government, governmental agency or court to which it is or may become subject.
     (d) Each Party represents and warrants that any Nonpublic Personal Information, as defined in the Securities and Exchange Commission’s Regulation S-P (“Regulation S-P”), or Part 40 of the Office of the Comptroller of the Currency Regulation (“OCC Regulation”), both promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed hereunder is for the specific purpose of permitting Service Provider to perform the services set forth in this Agreement. Each party covenants that, with respect to such information, it will comply with the OCC Regulation or Regulation S-P and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by OCC Regulation or Regulation S-P under the Act.
     (e) Each Party represents, warrants and covenants that (i) it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require among other things, that financial institutions adopt compliance programs to guard against money laundering, and (ii) it is in compliance and will continue to comply with the AML Acts and any applicable anti-money laundering rules of self regulatory organizations, including 3011 of the NASD, in all relevant aspects.
     (f) Service Provider represents, warrants and covenants that it will comply with the terms of the prospectus and Statement of Additional Information (“SAI”) of each Fund and will use its best efforts to impose and collect Fund redemption fees in accordance with the terms set forth in each Fund’s prospectus and SAI.
     (g) Service Provider represents, warrants and covenants that it has adopted and implemented, and will maintain internal controls reasonably designed to prevent instructions received from Clients on a given Business Day (as defined in the applicable Fund’s prospectus) after the close of trading and calculation of a Fund’s net asset value (as set forth in that Fund’s prospectus and SAI) from being aggregated with the order for net purchases, net redemptions or net exchanges of Shares for that Business Day.
3. Compensation to the Service Provider.
     (a) The Trust will pay a fee as listed in Schedule B annexed hereto to Service Provider in consideration for the services provided pursuant to this Agreement. Fees paid by a Fund are solely for shareholder servicing and other administrative services provided by Service Provider and do not constitute payment in any manner for distribution assistance.
     (b) Service Provider will provide to the Trust a written report of all fees charged under this Agreement. In addition, Service Provider will otherwise cooperate with the Trust in the preparation of reports to the Trust’s Board of Trustees concerning this Agreement and the monies paid or payable by each Fund under this Agreement, as well as any other reports or filings that may be required by law.
4. Relationship of the Parties.
     (a) The relationship between Service Provider and the Trust shall be that of independent contractors and neither Party shall represent itself to be an agent, employee, partner or joint venturer of the other, nor shall either Party have or represent itself to have any power or authority to act for, bind or commit the other.
     (b) The Parties acknowledge and agree that the Services are recordkeeping, shareholder communication and related services only and are not the services of an underwriter or a principal underwriter within the meaning of the Securities Act of 1933, as amended, or the 1940 Act. This Agreement does not grant Service Provider any right to purchase Shares as a principal from the Fund, nor does it constitute Service Provider as agent of the Fund for purposes of selling Shares of the Fund to any dealer or to the public.

5. Indemnification.
     (a) Service Provider shall indemnify and hold harmless the Fund, its trustees, officers, employees and agents (the “Fund Indemnified Parties”) from and against any and all losses, claims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by any of them and arising as a result of (i) Service Provider’s dissemination of information regarding a Fund that is materially incorrect and that was not provided to Service Provider by the Fund, or approved by the Fund, its affiliated persons (as defined in the 1940 Act) or agents; (ii) Service Provider’s breach of any representation, warranty or covenant made by it in this Agreement; or (iii) Service Provider’s bad faith, willful misconduct or negligence in the performance of its obligations under this Agreement, except to the extent the losses are a result of the breach by the Fund of any representation, warranty or covenant made by it in this Agreement or the bad faith, willful misconduct or negligence of a Fund Indemnified Party.
     (b) The Fund hereby agrees to indemnify Service Provider, its directors, officers, employees and agents (the “Service Provider Indemnified Parties”) from and against any and all losses, claims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by any of them and arising as a result of (i) any untrue statement of a material fact contained in the Fund’s prospectus or statement of additional information, as amended or supplemented from time to time, or the omission of a material fact required to be stated there or necessary to make the statements therein not misleading; (ii) the Fund’s breach of any representation, warranty or covenant made by it in this Agreement; or (iii) the Fund’s bad faith, willful misconduct or negligence in the performance of its obligations under this Agreement, except to the extent the losses are a result of the breach by the Service Provider of any representation, warranty or covenant made by it in this Agreement, or the bad faith, willful misconduct or negligence of a Service Provider Indemnified Party.
     (c) In any event, neither Party shall be liable for any special, consequential or incidental damages.
6. Information to be Provided.
     The Fund shall provide to Service Provider a copy of the current prospectus and SAI. The Fund shall provide Service Provider with written copies of any amendments to, or changes in such documents promptly after such amendments or changes become available.
7. Confidentiality.
     Each Party acknowledges and understands that with respect to the activities described in this Agreement any and all technical, trade secret or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information (“Confidential Information”) shared by one Party with the other is confidential and proprietary, constitutes trade secrets of the owner of such Confidential Information, and is of great value and importance to the success of the owner’s business. The recipient of any such Confidential Information agrees to use its best efforts (the same being not less than that employed to protect its own Confidential Information) to safeguard any Confidential Information received from the other Party and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. The recipient of any such Confidential Information shall not, without the prior written consent of any officer of the owner, directly or indirectly, disclose the Confidential Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisers of the recipient on a need-to-know basis or promptly notify the owner in writing of any unauthorized, negligent or inadvertent use or disclosure of Confidential Information. The recipient of any such Confidential Information shall be liable under this Agreement to the owner for any use or disclosure in violation of this Agreement by it or its employees, attorneys, accountants, or other advisers or agents. The recipient of such Confidential Information shall not have any obligations under this Section 7 with respect to any information that is: (i) already known to the recipient or its affiliates prior to the time of the receipt; (ii) publicly known at the time of the receipt; or (iii) independently developed by the recipient or its affiliates. This Section 7 shall continue in full force and effect notwithstanding the termination of this Agreement.
8. Notices.
     All notices required under this Agreement must be in writing an delivered either personally or via first class mail. Such notices will be deemed to be received as of the date of actual receipt, or three (3) days after deposit in the United States mail, whichever is earlier.

     All such notices shall be made, if to Service Provider, to: [                                           ]; if to Fund, to: James L. Huntzinger , President, Cavanal Hill Funds, 3435 Stelzer Road, Columbus, Ohio 43219-3035.
9. Nonexclusivity.
     Each Party acknowledges that the other may enter into agreements, similar to this one, with other parties, for the performance of services similar to those to be provided under this Agreement.
10. Severability.
     If any provision of this Agreement should be invalid, illegal or in conflict with any applicable state or federal law or regulation, such law or regulation shall control, to the extent of such conflict, without affecting the remaining provisions of this Agreement.
11. Entire Agreement; Amendment.
     This Agreement, including any schedules attached hereto, constitute the entire agreement between the Parties with regard to the subject matter herein. Additionally, these materials supersede any and all agreements, representations, warranties, whether written or oral, made prior to the execution of this Agreement. This Agreement and the schedules attached hereto may be amended only by a writing signed by both Parties.
12. Term and Termination.
     This Agreement shall become effective as of first date above and will continue in effect until terminated in writing upon sixty (60) days prior notification by either Party to the other.
13. Assignability.
     This Agreement is not assignable by either Party without the other Party’s prior written consent. Any attempted assignment in contravention hereof shall be null and void.
14. Governing Law.
     This Agreement shall be governed by, and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflicts of law provisions thereof.
15. Limitation of Liability.
     The Trust is a business trust organized under the laws of the Commonwealth of Massachusetts under a Declaration of Trust, to which reference is hereby made, a copy of which is on file at the office of the Secretary of State of Massachusetts as required by law, and to any and all amendments thereto so filed or hereafter filed. The Parties agree that none of the trustees, officers, agents or shareholders of the Trust assume any personal liability or responsibility for obligations entered into by or on behalf of the Trust. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but bind only the trust property of the Trust as provided in the Trust’s Declaration of Trust.
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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first written above.

CAVANAL HILL FUNDS
By:
Name:
Title:

[SERVICE PROVIDER]
By:
Name:
Title:

SCHEDULE A
Cavanal Hill Bond Fund
No-Load Investor Shares
Institutional Shares
Cavanal Hill Intermediate Tax-Free Bond Fund
No-Load Investor Shares
Institutional Shares
Cavanal Hill Balanced Fund
No-Load Investor Shares
Institutional Shares
Cavanal Hill Intermediate Bond Fund
No-Load Investor Shares
Institutional Shares
Cavanal Hill Short-Term Income Fund
No-Load Investor Shares
Institutional Shares
Cavanal Hill U.S. Large Cap Equity Fund
No-Load Investor Shares
Institutional Shares
Cavanal Hill U.S. Treasury Fund
Premier Shares
Administrative Shares
Service Shares
Institutional Shares
Select Shares
Cavanal Hill Cash Management Fund
Premier Shares
Administrative Shares
Service Shares
Institutional Shares
Select Shares
Cavanal Hill Tax-Free Money Market Fund
Premier Shares
Administrative Shares
Service Shares
Institutional Shares
Select Shares

SCHEDULE B
     Capitalized terms used in this Schedule have the meanings assigned to them in the Agreement to which this Schedule B is annexed.
     Annual rate of [                      ] one hundredths of one percent [(       %)] of the average daily net asset value of each Fund’s No-Load Investor Shares held of record by the Service Provider on behalf of Clients.
     Annual rate of [                      ] one hundredths of one percent [(       %)] of the average daily net asset value of each Fund’s Premier Shares held of record by the Service Provider on behalf of Clients.
     Annual rate of [                      ] one hundredths of one percent [(       %)] of the average daily net asset value of each Fund’s Administrative Shares held of record by the Service Provider on behalf of Clients.
     Annual rate of [                      ] one hundredths of one percent [(       %)] of the average daily net asset value of each Fund’s Service Shares held of record by the Service Provider on behalf of Clients.
     Annual rate of [                      ] one hundredths of one percent [(       %)] of the average daily net asset value of each Fund’s Institutional Shares held of record by the Service Provider on behalf of Clients.
     Annual rate of [                      ] one hundredths of one percent [(       %)] of the average daily net asset value of each Fund’s Select Shares held of record by the Service Provider on behalf of Clients.
     Except as otherwise agreed in writing with the Fund with respect to specific expenditures by Service Provider, Service Provider shall bear sole responsibility for all costs and expenses of providing services under this Agreement.